Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports a net loss of $2.6 million for the Third Quarter of 2011

$2.4 million Reduction in Non Performing Assets

Delinquencies at the lowest level in 3 Years

Retail and Wholesale Mortgage Division Opened During the Quarter

October 31, 2011, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the Third Quarter of 2011. For the three months ended September 30, 2011, the Company had a net loss of $2.6 million and net loss allocable to common shareholders of $2.8 million, or ($0.93) per fully diluted share, compared to net income of $637 thousand and net income available to common shareholders of $467 thousand, or $0.16 per fully diluted share, for the same period in 2010.

The third quarter loss was due primarily to the recognition of losses on several nonaccrual loans and properties included in other real estate owned. In that regard, the Company disposed of other real estate owned and charged off loans totaling $6.1 million during the quarter and have additional properties of $1.5 million under contract for sale subsequent to quarter end. The properties under contract are not expected to result in further losses for the Company.

First Capital Bancorp, Inc. CEO John Presley stated “In the third quarter we took advantage of our strong capital levels to dispose of assets that have declined in value during this tough economic time. We also wrote down certain assets to position them for future disposal. During these challenging times, the Company has keenly focused on five primary objectives. In order of importance those areas are: asset quality, capital preservation, liquidity, reducing exposure to real estate acquisition and development loans and improving core earnings. Highlighted below is progress made in those areas.”

Asset Quality

The Company made significant improvement in most of its key asset ratios during the quarter which are highlighted below and presented in an attached spreadsheet.

•	Total adversely classified items as a percent of Tier 1 capital plus the allowance decreased to 90% at the end of the third quarter of 2011 from 105% at the end of the second quarter of 2011.

•	Total classified loans decreased by $13.0 million or 25% from $52.1 million at the end of the second quarter of 2011 to $39.2 million at the end of the third quarter of 2011.

•	Total non-accrual loans decreased $3.3 million or 16% from $21.8 million at the end of the second quarter of 2011 to $18.5 million at the end of the third quarter of 2011.

•	Of the $18.5 million in non-accrual loans, $11.1 million required, and have already been subject to, a write-down to their estimated current market value.

•

Loans past due 30 to 89 days dropped to its lowest level in two years from $7.6 million at the end of the second quarter of 2011 to $2.3 million at the end of the third quarter, a $5.2 million or 69% reduction in those balances.

We are encouraged by these directional moves within the portfolio and will continue to aggressively take measures to improve the Company’s asset quality.

Capital Preservation

Through the growth and the improvement in core earnings, the Company has been able to maintain relatively strong capital levels.

•

At the end of the third quarter the Company’s total risk based capital stood at 13.01% compared to 13.73% at the end of the second quarter of 2011 and 13.18% at the end of the third quarter of 2010. The Company’s Tier 1 capital ratio was 11.34% at the end of the third quarter compared to 12.06% at the end of the second quarter of 2011 and 11.64% at the end of the third quarter of 2010.

•

For the Bank, total risk based capital was 12.76% at the end of the third quarter of 2011 compared to 13.46% at the end of the second quarter and 12.78% at the end of the third quarter of 2010. The Bank’s Tier 1 capital levels were 11.09% at the end of the third quarter compared to 11.78% at the end of the second quarter and 11.24% at the end of the third quarter of last year.

It should be noted that even with the aforementioned losses recognized in loans and other real estate owned, both the bank and the holding company have been able to keep capital levels relatively constant year over year.

Liquidity

The Company continues to maintain high levels of liquidity and closely monitors its sensitivity to interest rate risk.

•	As of September 30, 2011 the bank had approximately $34.2 million in cash and cash equivalents on the balance sheet.

•	The holding company has $716 thousand in cash on hand.

•	The loan to deposit ratio was 85.6%.

•	Loans to deposits and borrowings was 75.6%.

•	Loans to available funds was 58.4%.

•	Unpledged securities were $79.6 million.

Reducing Exposure to Real Estate Acquisition and Development Loans

As a result of actions taken by the Company we have reduced real estate acquisition and development loan balances from a high of approximately 195% of capital to 113% today. We will continue to make every effort to reduce the level of the Company’s other real estate owned.

Improving Core Earnings

The most profitable year in the Company’s history was 2007 with a net income of approximately $1.7 million with a liability sensitive balance sheet. Since that time the Company’s net interest margin has been stabilized in the 3.25% to 3.60% range with neutral interest rate sensitivity.

In the first nine months of 2011, the pre-tax, pre-provision, pre-mortgage start-up expense net income was $898 thousand, which includes $671 thousand in expenses related to the disposition of loans and OREO.

Additionally, in July of 2011 we started a mortgage operation. We incurred approximately $180 thousand in expenses in the third quarter without production offsets as we got up and running. We expect the mortgage operation to have a positive contribution to fee income in the fourth quarter of 2011 a positive contribution for 2012.

Total assets at September 30, 2011 were $535.6 million, relatively unchanged from December 31, 2010. Total loans, net of allowance, decreased $22.2 million to $364.0 million down 5.8% from December 31, 2010. This was the result of a focused effort by the bank to decrease its exposure to speculative real estate loans and dispose of nonperforming assets, while at the same time maintaining our already strong capital levels and the level of our allowance for loan losses.

Deposits have increased $5.6 million to $432.5 million, up 1.3% from December 31, 2010. Our deposit strategy was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts, which increased $8.5 million or 21.1% from December 31, 2010, a reflection of the growth of the First Capital franchise in our marketplace.

For the three months ended September 30, 2011 pre-provision, pre-tax, pre-start up expense earnings were $898 thousand, down $391 thousand from $1.3 million for the quarter ended September 30, 2010.

	September 30,
	2011	2010

Income before tax and provision	$898	$1,289
Mortgage operation start up	180	—
Provision for loan losses	4,726	375

(Loss)/Income before income tax	(4,008)	914
Income tax (benefit)/expense	(1,416)	277

Net (loss)/income	$(2,592)	$637

For the quarter ended September 30, 2011, the net interest margin remained relatively unchanged at 3.26% from the third and fourth quarters of 2010. This net interest margin stability is attributable to decreasing cost of interest-bearing liabilities realized while the yield on earning assets decreased at a similar rate. The costs of interest-bearing liabilities were 1.85% for the third quarter of 2011, down 35 basis points from 2.22% for the third quarter of 2010. The yield on earning assets decreased 30 basis points from 5.18% during the third quarter of 2010 to 4.88% during the third quarter of 2011.

Net interest income decreased $219 thousand or 5.2% to $4.0 million for the three months ended September 30, 2011 compared to $4.2 million for the three months ended September 30, 2010. This decrease is directly attributed to the decrease in the loan portfolio.

The provision for loan losses amounted to $4.7 million for the three months ended September 30, 2011 compared to $375 thousand for the same period in 2010. For the quarter ended September 30, 2011, the Company had net charge-offs of $5.9 million. The allowance for loan losses ended the quarter at 2.42% of total loans compared to 2.70% at the end of the same period in 2010. We continue to focus on improving overall asset quality in these uncertain economic times.

The following table reflects details related to asset quality and the allowance for loan losses of First Capital Bank:

	Three Months Ended
	Sep 30,	Dec 31,	Sep 30,
	2011	2010	2010
	(Dollars in thousands)
Nonaccrual loans	$18,455	$22,355	$13,146
Loans past due 90 days and accruing interest	—	1,556	765

Total nonperforming loans	18,455	23,911	13,911
Other real estate owned	8,536	2,615	2,851

Total nonperforming assets	$26,991	$26,526	$16,762

Allowance for loan losses to period end loans	2.42%	2.78%	2.70%
Nonperforming assets to total loans & OREO	7.07%	6.63%	4.08%
Nonperforming assets to total assets	5.06%	4.95%	3.09%
Allowance for loan losses to nonaccrual loans	48.91%	49.37%	83.85%

Allowance for loan losses
Beginning balance	$10,153	$11,023	$11,481
Provision for loan losses	4,726	1,100	375
Net charge-offs	5,853	1,087	832

Ending balance	$9,026	$11,036	$11,024

First Capital Bank President and CEO Bob Watts stated “While the state of the economy is not what we would all want, we are very pleased with the performance of our team in working through some difficult situations. One of our goals starting in 2009 was to reduce the Company’s exposure to specific categories of real estate loans. Over that period of time we have reduced our exposure to loans for acquisition, development, and construction of real estate (level one) from 195% of capital to 113% today.”

The Company’s regulatory capital ratios remain well above the regulatory minimum for well capitalized institutions. Total Risk Based Capital was 13.01% down 17 basis points from September 30, 2010, yet 301 basis points above the regulatory minimum for well capitalized institutions. Tier 1 Risk capital decreased 30 basis points over the prior year to 11.34%.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of September 30, 2011
Total capital to risk weighted assets Consolidated	$51,494	13.01%	$31,670	8.00%	$39,588	10.00%
Tier 1 capital to risk weighted assets Consolidated	$44,895	11.34%	$15,835	4.00%	$23,753	6.00%
Tier 1 capital to average adjusted assets Consolidated	$44,895	8.43%	$21,304	4.00%	$26,630	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of September 30, 2010
Total capital to risk weighted assets Consolidated	$54,944	13.18%	$33,349	8.00%	$41,687	10.00%
Tier 1 capital to risk weighted assets Consolidated	$48,508	11.64%	$16,675	4.00%	$25,012	6.00%
Tier 1 capital to average adjusted assets Consolidated	$48,508	8.93%	$21,739	4.00%	$27,173	5.00%

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Selected Operating Data:

Interest income	$6,054	$6,755	$18,406	$19,902
Interest expense	2,067	2,549	6,369	7,873

Net interest income	3,987	4,206	12,037	12,029
Provision for loan losses	4,726	375	8,572	7,121
Noninterest income	313	252	1,373	799
Noninterest expense	3,582	3,169	10,313	9,604

(Loss) income before income tax	(4,008)	914	(5,475)	(3,897)
Income tax (benefit)	(1,416)	277	(1,993)	(1,413)

Net (loss) income	$(2,592)	$637	$(3,482)	$(2,484)

Less: Preferred dividends	$170	$170	$509	$508

Net (loss) income available to common shareholders	$(2,762)	$467	$(3,991)	$(2,992)

(Loss) income per share:
Basic & diluted (loss) income per share	$(0.93)	$0.16	$(1.34)	$(1.01)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Balance Sheet Data:

Total assets	$535,631	$541,099	$535,631	$541,099
Loans, net	363,986	397,449	363,986	397,449
Deposits	432,469	428,834	432,469	428,834
Borrowings	58,632	63,614	58,632	63,614
Stockholders’ equity	41,157	44,975	41,157	44,975
Book value per share	$10.28	$11.61	$10.28	$11.61
Total shares outstanding	2,971	2,971	2,971	2,971

Asset Quality Ratios
Allowance for loan losses	$9,026	$11,023	$9,026	$11,023
Nonperforming assets	26,992	16,762	26,992	16,762
Net charge-offs	5,853	833	10,583	2,698
Net charge-off to average loans	1.54%	0.20%	2.72%	0.66%
Allowance for loan losses to period end loans	2.42%	2.70%	2.42%	2.70%
Nonperforming assets to total loans & OREO	6.93%	4.90%	6.93%	4.08%

Selected Performance Ratios:
Return on average assets	-1.93%	0.46%	-0.88%	-0.62%
Return on average equity	-23.68%	5.68%	-10.59%	-7.19%
Net interest margin (tax equivalent basis)	3.26%	3.24%	3.28%	3.17%